Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES 2008 FOURTH QUARTER  AND FULL YEAR RESULTS

Philadelphia, PA – February 2, 2009.   Crown Holdings, Inc. (NYSE:CCK), today announced its financial results for the fourth quarter and year ended  December 31, 2008.

2008 Highlights

•	Net sales grew 7.5% to $8.3 billion
•	Gross profit improved 19% to $1.2 billion
•	Segment income rose 28.7% to $826 million

Fourth Quarter Results
Net sales in the fourth quarter were $1,877 million compared to $1,871 million in the fourth quarter of 2007.  Excluding the impact of $166 million in unfavorable currency translation, net sales grew 9.2% in the fourth quarter of 2008 over the fourth quarter of 2007.  The increase in net sales reflects sales unit volume growth in both global beverage cans and food cans and the pass-through of higher raw material costs.    For the full year 2008, currency adjusted sales growth was $396 million, of which more than 43% occurred in the fourth quarter.

Fourth quarter gross profit rose 10.3% to $236 million over the $214 million in the 2007 fourth quarter.  As a percentage of net sales, gross profit improved to 12.6% in the fourth quarter over the 11.4% in the same quarter last year. Growth in beverage and food can sales unit volumes and ongoing efficiency improvements offset unfavorable foreign currency translation of $25 million.

Selling and administrative expense in the fourth quarter was $87 million compared to $100 million in last year’s fourth quarter reflecting foreign currency translation of $9 million.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) grew to $149 million in the fourth quarter, up $35 million or 30.7% over the $114 million in the 2007 fourth quarter.  Foreign currency translation decreased segment income by $16 million in the fourth quarter of 2008 compared to the same period last year.  Segment income as a percentage of net sales expanded 180 basis points to 7.9% in the fourth quarter of 2008 over 6.1% in the fourth quarter of 2007.

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased to report that our overall operating performance in the fourth quarter and for the full year of 2008 was outstanding.  We experienced a 5% unit volume increase in our global beverage can sales during the fourth quarter and 4% for the year.  These increases were generated by our businesses in the developing markets of Brazil, the Middle East and Asia, which continue to grow.  In the United States, our fourth quarter beverage can volumes were equivalent to those of the same period last year despite industry volumes being down 4%.  Equally important, our fourth quarter global food can unit volumes were up more than 2%.  Looking ahead, we continue to believe that our product mix and the geographic markets in which we operate around the world position Crown for growth in 2009.  Further, we remain committed to generating cash and increasing return on investment.”

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Interest expense in the fourth quarter was $70 million compared to $86 million in the fourth quarter of 2007.  The decrease reflects the impact of lower average net debt outstanding, lower average borrowing rates and foreign currency translation of $6 million.

The Company recorded a loss on the translation of foreign currency exposures in the fourth quarter of $25 million ($20 million, net of tax, or $0.12 per diluted share) compared to a charge of $1 million ($2 million, net of tax, or $0.01 per diluted share) in the fourth quarter of 2007.  For the full year, translation of foreign currency exposures resulted in a loss of $39 million ($31 million, net of tax, or $0.19 per diluted share) compared to gains from translation of $12 million ($10 million, net of tax, or $0.06 per diluted share) for 2007.  Of the $25 million translation loss in the 2008 fourth quarter, $14 million ($11 million, net of tax, or $0.07 per diluted share) relates to unfavorable currency translation on intercompany debt (Canadian dollar/U.S. Dollar) and balance sheet translation for affiliates in countries where the functional currency is not the home country currency (Brazil, Colombia, Turkey).

The Company recorded a charge in the fourth quarter of $25 million ($15 million, net of tax, or $0.09 per diluted share) to increase its asbestos litigation reserve.  The Company estimates that its asbestos liability for pending and future asbestos claims will range between $201 million and $239 million.  At December 31, 2007, the reported range was $201 million to $243 million.  After the $25 million charge, the Company’s recorded liability at December 31, 2008 was $201 million, the same as at December 31, 2007.  Asbestos-related payments totaled $25 million in 2008 compared to $26 million in 2007. Cases filed against the Company declined to 3,100 in 2008 from 3,600 in 2007.

In the fourth quarter of 2008, the Company recorded a restructuring charge of $17 million ($17 million, net of tax, or $0.10 per diluted share) primarily related to the previously announced closures of two plants in Montreal, Canada.  For 2008, restructuring charges totaled $21 million ($19 million, net of tax, or $0.12 per diluted share).  In the fourth quarter of 2007, the Company recorded a restructuring charge of $6 million ($5 million, net of tax, or $0.03 per diluted share) and for the full year of 2007 recorded $20 million ($17 million, net of tax, or $0.10 per diluted share) in restructuring charges.

The Company recorded a provision for asset impairments of $6 million ($6 million, net of tax, or $0.04 per diluted share) in the fourth quarter of 2008.  In the 2007 fourth quarter, the Company recorded a non-cash asset impairment charge of $114 million ($114 million, net of tax, or $0.70 per diluted share) primarily to write-down the carrying value of goodwill.  For the full year of 2007, the provision for asset impairments net of gains on sales of assets was $100 million ($103 million, net of tax, or $0.62 per diluted share).

The provision for income taxes in the fourth quarter of 2008 was a benefit of $1 million compared to a benefit of $462 million in the same 2007 period.  During the fourth quarter of 2007, the Company determined that it considered it more likely than not that the majority of its U.S. deferred tax assets would be realized through future income from operations.  Accordingly, an income tax benefit of $462 million ($2.84 per diluted share) was recorded for the reversal of previously established valuation allowances.  The reversal of the valuation allowance had no impact on taxes paid.

In the fourth quarter of 2008, the Company recorded a net loss of $14 million, or $0.09 per diluted share, compared to net income of $326 million, or $2.00 per diluted share, in the fourth quarter of 2007.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The following table reconciles net (loss)/income as reported to net income before the items described above.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net (loss)/income as reported	$(14)	$326	$226	$528
Items, net of tax
Provision for asbestos	15	29	15	29
Provision for restructuring	17	5	19	17
Provision for asset impairments/loss on sales of assets	6	114	9	103
Loss from early extinguishments of debt			2
Intercompany debt and balance sheet translation	11		17
Income taxes		(462)	(5)	(462)

Net income before the above items	$35	12	283	215
(Loss)/income per diluted common share as reported	$(0.09)	$2.00	$1.39	$3.19
Income per diluted common share before the above items	$0.22	$0.07	$1.74	$1.30

Net income before the above items and income per diluted common share before the above items are non-GAAP measures.

Full Year Results
For 2008, net sales rose to $8,305 million, up 7.5% over the $7,727 million in 2007.  The increase reflects foreign currency translation of $182 million, sales unit volume growth in beverage and food cans and the pass-through of higher raw material costs in the form of higher selling prices.  Approximately 74% of net sales were from outside the United States in 2008 compared to 73% in 2007.

Gross profit for the year grew 19.0% to $1,222 million, or 14.7% of net sales, over the $1,027 million, or 13.3% of net sales for 2007.  The improvement was driven by beverage and food can sales unit volume growth, increased operating efficiencies and foreign currency translation of $27 million.

Selling and administrative expense for 2008 was $396 million compared to $385 million in 2007 and includes $6 million from foreign currency translation.

Segment income in 2008 increased 28.7% to $826 million over the $642 million in 2007.  Foreign currency translation increased segment income by $21 million in 2008 compared to 2007.  Segment income as a percentage of net sales expanded to 9.9% in 2008 over 8.3% in 2007.

Interest expense was $302 million in 2008 compared to $318 million in 2007.  The decrease reflects lower average net debt outstanding and lower average borrowing rates during the year which offset currency translation of $4 million.

The provision for income taxes for 2008 was $112 million, for an effective rate of 25.3%, compared to a benefit of $400 million in 2007.  Included within the provision for income taxes for 2008 was a $5 million tax credit for a change in UK law related to depreciation on buildings.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

For 2008, the Company reported net income of $226 million, or $1.39 per diluted share, compared to net income of $528 million, or $3.19 per diluted share in 2007.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) decreased by $460 million from September 30, 2008 primarily as a result of the reduction in working capital during the fourth quarter.  Net debt at December 31, 2008 was $2,741 million, $239 million lower than the December 31, 2007 level.  The reduction in net debt reflects $422 million in net cash provided by operating activities for 2008 which more than offset $174 million of capital expenditures and $35 million for common share repurchases (representing approximately 2 million shares).

Debt and cash amounts were:

	December 31,	September 30,	December 31,	September 30,
	2008	2008	2007	2007

Total debt	$3,337	$3,533	$3,437	$3,763
Cash	596	332	457	348
Net debt	$2,741	$3,201	$2,980	$3,415

Receivables securitization	$234	$308	$272	$328

At December 31, 2008, the Company had no borrowings under its revolving credit facility and the Company has no significant maturities of long-term debt until 2011.

Net cash provided by operating activities in 2008 was $422 million compared to $509 million in 2007.  Free cash flow (a non-GAAP measure defined by the Company as net cash provided by operating activities less capital expenditures) was $248 million in 2008 compared to $353 million in 2007.  The decline in free cash flow was primarily due to an increase in accounts receivable which consumed $110 million of cash in 2008 compared to generating cash of $68 million in 2007.  The increase in accounts receivable was the result of stronger than expected sales unit volumes in the fourth quarter and lower securitization of receivables.

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented above regarding net income before certain items does not conform to GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items can be used to evaluate the Company’s operations.  Segment income, free cash flow, net debt and net income before certain items are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net debt and net income before certain items can be found within this release.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, February 3, 2009 at 9:00 a.m. (EST) to discuss this news release and other matters.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (415) 228-5024 or toll-free (888) 810-6802 and the access password is “packaging.”  A live web cast of the call will be made available to the public on the Internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 10.  The telephone numbers for the replay are (203) 369-1435 or toll free (800) 465-2118 and the access passcode is 25987.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to grow in developing markets such as Brazil, the Middle East and Asia, the Company’s ability to generate free cash flow and increased returns on investment and the Company’s ability to increase sales volumes in 2009, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.  Please visit www.crowncork.com.

For more information, contact:
Timothy J. Donahue, Executive Vice-President and Chief Financial Officer, (215) 698-5088, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows and Segment Information follow this page.

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$1,877	$1,871	$8,305	$7,727

Cost of products sold	1,590	1,596	6,867	6,471
Depreciation and amortization	51	61	216	229
Gross profit (1)	236	214	1,222	1,027
Selling and administrative expense	87	100	396	385
Provision for asbestos	25	29	25	29
Provision for restructuring	17	6	21	20
Provision for asset impairments and loss on sale of assets	6	114	6	100
Loss from early extinguishments of debt			2
Interest expense	70	86	302	318
Interest income	(3)	(5)	(11)	(14)
Translation and foreign exchange adjustments	25	1	39	(12)
Income/(loss) before income taxes, minority interests and equity earnings	9	(117)	442	201
(Benefit) from/provision for income taxes	(1)	(462)	112	(400)
Minority interests and equity earnings	(24)	(19)	(104)	(73)
Net (loss)/income	$(14)	$326	$226	$528
(Loss)/income per common share:
Basic	$(0.09)	$2.05	$1.42	$3.27
Diluted	$(0.09)	$2.00	$1.39	$3.19

Weighted average common shares outstanding:
Basic	159,527,322	158,876,567	159,589,240	161,331,007
Diluted	162,204,888	162,741,499	162,931,236	165,464,273
Actual common shares outstanding	159,191,238	159,777,628	159,191,238	159,777,628

Diluted earnings per share for the three months ended December 31, 2008 were the same as basic because common shares contingently issuable upon the exercise of stock options were anti-dilutive.

 (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and twelve months ended December 31, 2008 and 2007 follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Gross profit	$236	$214	$1,222	$1,027
Selling and administrative expense	87	100	396	385
Segment income	$149	$114	$826	$642

	Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2008	2007	2008	2007

Americas Beverage	$451	$415	$1,865	$1,751
North America Food	230	199	905	849
European Beverage	329	341	1,607	1,436
European Food	458	499	2,188	1,991
European Specialty Packaging	88	111	445	460
Total reportable segments	1,556	1,565	7,010	6,487
Non-reportable segments	321	306	1,295	1,240
Total net sales	$1,877	$1,871	$8,305	$7,727

Segment Income

Americas Beverage	$37	$34	$191	$182
North America Food	25	16	91	76
European Beverage	36	37	249	185
European Food	41	35	232	173
European Specialty Packaging	(2)	(4)	18	14
Total reportable segments	137	118	781	630
Non-reportable segments	43	36	181	133
Corporate and other unallocated items	(31)	(40)	(136)	(121)
Total segment income	$149	$114	$826	$642

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2008	2007
Assets
Current assets
Cash and cash equivalents	$596	$457
Receivables, net	734	673
Inventories	979	1,030
Prepaid expenses and other current assets	148	74
Total current assets	2,457	2,234

Goodwill	1,956	2,199
Property, plant and equipment, net	1,473	1,604
Other non-current assets	863	942
Total	$6,749	$6,979

Liabilities and shareholders’ (deficit)/equity
Current liabilities
Short-term debt	$59	$45
Current maturities of long-term debt	31	38
Other current liabilities	1,982	2,000
Total current liabilities	2,072	2,083

Long-term debt, excluding current maturities	3,247	3,354
Other non-current liabilities and minority interests	1,747	1,527
Shareholders’ (deficit)/equity	(317)	15

Total	$6,749	$6,979

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Twelve months ended December 31,	2008	2007

Cash flows from operating activities
Net income	$226	$528
Depreciation and amortization	216	229
Provision for asset impairments and (gain)/loss on sale of assets	6	100
Deferred income taxes	23	(486)
Accounts receivable	(110)	68
Inventories	(23)	(19)
Accounts payable and accrued liabilities	38	61
Other, net	46	28
Net cash provided by operating activities (A)	422	509

Cash flows from investing activities
Capital expenditures	(174)	(156)
Proceeds from sales of business and property, plant and equipment	15	73
Other, net	(27)	(11)
Net cash used for investing activities	(186)	(94)

Cash flows from financing activities
Net change in debt	(52)	(224)
Common share repurchases	(35)	(118)
Other, net	10	(54)
Net cash used for financing activities	(77)	(396)

Effect of exchange rate changes on cash and cash equivalents	(20)	31

Net change in cash and cash equivalents	139	50

Cash and cash equivalents at January 1	457	407

Cash and cash equivalents at December 31	$596	$457

(A)
Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures.
A reconciliation from net cash provided by operating activities to free cash flow for the twelve months ended December 31 follows:

Twelve months ended December 31,	2008	2007

Net cash provided by operating activities	$422	$509
Capital expenditures	(174)	(156)
Free cash flow	$248	$353